EXHIBIT 21


       SCHEDULE OF SUBSIDIARIES OF HIGHWOODS/FORSYTH LIMITED PARTNERSHIP



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
  1.     AP Southeast Portfolio Partners, L.P., a Delaware limited partnership
  2.     Highwoods/Florida Holdings, L.P., a Delaware limited partnership
  3.     Highwoods/Tennessee Holdings, L.P., a Tennessee limited partnership